Core-Mark Announces 2018 Fourth Quarter and Full Year Financial Results

•	Record Annual Sales of $16.4 Billion

•	Annual Diluted EPS of $0.99 on Net Income of $45.5 Million

•	Record Annual Adjusted EBITDA (Non-GAAP)(1) of $164.7 Million

•	Expects 2019 Sales of $16.8 Billion to $17.0 Billion

•	Expects 2019 Diluted EPS of $1.09 to $1.19 or $1.50 to $1.60 excluding LIFO expense (Non-GAAP)(1)

•	Declared $0.11 Dividend Payable March 22, 2019

SOUTH SAN FRANCISCO, California - March 1, 2019 - Core-Mark Holding Company, Inc. (NASDAQ: CORE), one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America, announced financial results for the fourth quarter and year ended December 31, 2018.

“The company performed well in 2018 growing EBITDA by 21% and delivering strong free cash flow. We had a steep hill to climb, coming off a difficult 2017, but through a disciplined approach to leveraging costs, a focus on enhancing margins through category management solutions and growing non-cigarette sales, we were able to deliver strong results,” said Scott E. McPherson, President and Chief Executive Officer.  “We entered 2019 with a strengthened balance sheet, well positioned to take advantage of strategic opportunities, gain market share and improve profitability.”

Fourth Quarter Results

Net sales increased 0.4% to $4.09 billion for the fourth quarter of 2018 compared to $4.07 billion for the same period in 2017. Non-cigarette sales increased 5.7%, due primarily to the growing popularity of alternative nicotine delivery products, and strong sales of candy and fresh foods. Non-cigarette sales were 33.5% of total net sales for the fourth quarter of 2018 compared to 31.8% of total net sales in the fourth quarter of 2017. Cigarette sales decreased 2.0% driven by declines in cigarette consumption, offset by manufacturer price inflation. In addition, the expiration of the Kum & Go distribution business in April 2018 decreased non-cigarette and cigarette sales by 3.8% and 1.4%, respectively.

Gross profit increased 3.6% to $217.0 million during the fourth quarter of 2018 compared to $209.4 million in last year’s fourth quarter. The gross profit increase was driven primarily by an increase in non-cigarette sales to existing customers. Gross profit margin expanded 17 basis points to 5.31% of total net sales from 5.14% for the same period in 2017, driven by a shift in sales mix towards higher margin non-cigarette products. Remaining gross profit, a non-GAAP financial measure, increased $7.7 million, or 3.6% to $219.1 million.

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Footnote (1): See the reconciliation of Net Income (U.S. GAAP) to Adjusted EBITDA (Non-GAAP) in the tables below. See the reconciliation of Diluted Earnings Per Share (U.S. GAAP) to Diluted EPS excluding LIFO (Non-GAAP) in “Supplemental Schedule for Items Impacting Diluted EPS.”

The following table reconciles remaining gross profit to gross profit, its most directly comparable financial measure under U.S. GAAP:

RECONCILIATION OF GROSS PROFIT (U.S. GAAP) TO REMAINING GROSS PROFIT (NON-GAAP)
(Unaudited and $ in millions)

	For the Three Months Ended December 31,
	2018		2017
	Amounts	% of Net Sales	Amounts	% of Net Sales	% Change
Gross profit	$217.0	5.3%	$209.4	5.1%	3.6%
Cigarette inventory holding gains	(3.1)	(0.1)%	(2.0)	—%
Other tobacco products (OTP) tax refunds	—	—%	(2.7)	(0.1)%
LIFO expense	5.2	0.1%	6.7	0.1%
Remaining gross profit	$219.1	5.3%	$211.4	5.1%	3.6%

The Company’s operating expenses for the fourth quarter of 2018 were $200.0 million compared to $194.3 million for the same period in 2017(2). The modest increase in operating expenses was due primarily to a system conversion at the Company’s Northern New England division, higher transportation costs and increases in bad debt reserves. Operating expenses as a percentage of net sales increased to 4.9% compared to 4.8% for the fourth quarter of 2017 due to the sales mix shift to non-cigarette products, which have lower price points than cigarettes.

Net income increased to $12.1 million during the fourth quarter of 2018 compared to $10.8 million for the same period in 2017. Adjusted EBITDA, a non-GAAP financial measure, grew slightly to $39.0 million in the fourth quarter of 2018 compared to $38.1 million in the fourth quarter of 2017.

The following table reconciles Adjusted EBITDA to net income, its most directly comparable financial measure under U.S. GAAP:

RECONCILIATION OF NET INCOME (U.S. GAAP) TO ADJUSTED EBITDA (NON-GAAP)
(Unaudited and $ in millions)

	For the Three Months Ended December 31,
	2018	2017	% Change

Net income	$12.1	$10.8	12.0%
Interest expense, net(1)	3.1	3.3
Provision (benefit) for income taxes(2)	3.1	(16.3)
Depreciation & amortization	15.0	14.8
LIFO expense	5.2	6.7
Stock-based compensation expense	1.8	1.5
Foreign currency transaction (gains) losses, net	(1.3)	0.1
Pension termination settlement(3)	—	17.2
Adjusted EBITDA	$39.0	$38.1	2.4%

Note (1): Interest expense, net, is reported net of interest income.
Note (2): Benefit for income taxes for the three months ended December 31, 2017, includes an income tax benefit of $14.6 million, related primarily to the remeasurement of deferred taxes under the Tax Cuts and Jobs Act (TCJA).

Note (3): In December 2017, the Company settled its qualified defined-benefit pension obligation, which resulted in a non-cash charge in the consolidated statements of operations related to unrecognized actuarial losses in accumulated other comprehensive income (AOCI).

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Footnote (2): Operating expenses of $194.3 million for the fourth quarter of 2017 includes a compulsory accounting standards reclassification of the prior year’s $17.2 million pension termination settlement which reduced operating expenses from the $211.5 million previously reported.

Diluted earnings per-share (EPS) was $0.26 for the fourth quarter of 2018 compared to $0.23 for the fourth quarter of 2017. Diluted EPS excluding the impact of LIFO, a non-GAAP financial measure, was $0.34 in the fourth quarter compared to $0.33 for the fourth quarter of 2017. See the attached “Supplemental Schedule for Items Impacting Diluted EPS” following the financial schedules for the reconciliation of Diluted EPS to Diluted EPS excluding LIFO expense.

2018 Full Year Results

Net sales increased 4.5% to $16.4 billion for 2018 compared to $15.7 billion for 2017. Non-cigarette sales increased 12.9%, while cigarette sales increased 0.8%. The growth in non-cigarette sales was due to an increase in sales to existing customers and net market share gains, including the additions of Farner-Bocken Company (Farner-Bocken) and Walmart Inc., partially offset by the expiration of the Kroger Convenience and Kum & Go distribution agreements. Total non-cigarette sales were 33.1% of total net sales compared to 30.6% for the same period in 2017.

Sales to existing customers benefited from the success of our category management programs and the increasing usage of alternative nicotine delivery products, which contributed to the 38.6% growth in Health, Beauty & General sales. In addition, Food and Fresh sales increased 6.3% and 8.7% respectively, over 2017. Cigarette sales increased 0.8% due to the addition of Farner-Bocken carton sales and a 4.7% increase in the average sales price per carton, offset by a 6.7% decrease in carton sales for the remaining business.

Gross profit increased 9.6% to $867.5 million in 2018 compared to $791.7 million in 2017, due primarily to the acquisition of Farner-Bocken, which has a higher sales mix of food products compared to the Company’s average distribution center, and an increase in sales to existing customers. Gross profit margin expanded to 5.29% of total net sales compared to 5.05% in 2017, driven primarily by the shift in sales mix toward higher margin non-cigarette items. Remaining gross profit, a non-GAAP financial measure, increased $72.5 million, or 9.1% to $865.7 million for the year.

The following table reconciles remaining gross profit to gross profit, its most directly comparable financial measure under U.S. GAAP:

RECONCILIATION OF GROSS PROFIT (U.S. GAAP) TO REMAINING GROSS PROFIT (NON-GAAP)
(Unaudited and $ in millions)

	For the Twelve Months Ended December 31,
	2018		2017
	Amounts	% of Net Sales	Amounts	% of Net Sales	% Change
Gross profit	$867.5	5.3%	$791.7	5.1%	9.6%
Cigarette inventory holding gains	(19.6)	(0.1)%	(16.1)	(0.1)%
Cigarette tax stamp inventory holding gains	(7.4)	—%	—	—%
OTP tax refunds	—	—%	(3.9)	—%
LIFO expense	25.2	0.1%	21.5	0.1%
Remaining gross profit	$865.7	5.3%	$793.2	5.1%	9.1%

The Company’s operating expenses were $795.7 million compared to $736.9 million last year(3). The increase was due to organic sales growth, the Farner-Bocken acquisition and higher distribution expenses, offset by improvements in warehouse expense leverage. Operating expenses as a percentage of net sales increased to 4.9% compared to 4.7% in 2017 due to the shift in sales mix to non-cigarette products, which have lower price points than cigarettes.

Net income increased to $45.5 million in 2018 compared to $33.5 million for 2017. Adjusted EBITDA, a non-GAAP financial measure, grew to $164.7 million in 2018 compared to $135.7 million last year.

The following table reconciles Adjusted EBITDA to net income, its most directly comparable financial measure under U.S. GAAP:

RECONCILIATION OF NET INCOME (U.S. GAAP) TO ADJUSTED EBITDA (NON-GAAP)
(Unaudited and $ in millions)

	For the Twelve Months Ended December 31,
	2018	2017	% Change

Net income	$45.5	$33.5	35.8%
Interest expense, net(1)	13.7	11.0
Provision (benefit) for income taxes(2)	14.4	(5.1)
Depreciation & amortization	59.5	54.4
LIFO expense	25.2	21.5
Stock-based compensation expense	8.2	5.0
Foreign currency transaction gains, net	(1.8)	(1.8)
Pension termination settlement(3)	—	17.2
Adjusted EBITDA	$164.7	$135.7	21.4%

Note (1): Interest expense, net, is reported net of interest income.
Note (2): Benefit for income taxes for the twelve months ended December 31, 2017, includes an income tax benefit of $14.6 million, related primarily to the remeasurement of deferred taxes under the TCJA.

Note (3): In December 2017, the Company settled its qualified defined-benefit pension obligation, which resulted in a non-cash charge in the consolidated statements of operations related to unrecognized actuarial losses in AOCI.

Diluted EPS was $0.99 for 2018 compared to $0.72 in 2017. Diluted EPS excluding the impact of LIFO, a Non-GAAP financial measure, was $1.39 for 2018 and $1.00 for 2017. See the attached “Supplemental Schedule for Items Impacting Diluted EPS” following the financial schedules for the reconciliation of Diluted EPS to Diluted EPS excluding LIFO expense.

Dividend

Core-Mark also announced today that its Board of Directors has declared a cash dividend of $0.11 per common share. The dividend is payable on March 22, 2019 to stockholders of record as of the close of business on March 12, 2019.

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Footnote 3: Operating expenses of $736.9 million for 2017 includes a compulsory accounting standards reclassification of the prior year’s $17.2 million pension termination settlement which reduced operating expenses from the $754.1 million previously reported.

2019 Full Year Guidance

The Company expects 2019 net sales to be between $16.8 billion and $17.0 billion.  Adjusted EBITDA is expected to be between $176.0 million and $182.0 million. Diluted EPS for the full year is expected to be between $1.09 and $1.19. Diluted EPS, excluding LIFO expense, is expected to be between $1.50 and $1.60. Key assumptions in the guidance include $25.0 million of LIFO expense, a 25% tax rate and 46.0 million fully diluted shares outstanding. The Company’s guidance assumes no new acquisitions or large customer market share gains. In addition, these projections include $19 million in cigarette inventory holding gains, but do not include any other significant holding gains. Capital expenditures for 2019 are expected to be approximately $30 million.

Conference Call and Webcast Information

Core-Mark will host an earnings call on Friday, March 1, 2019 at 6:00 a.m. Pacific time, 9:00 a.m. Eastern time, during which management will review the results of the fourth quarter and full year. The call may be accessed by dialing 1-800-588-4973 using the code 48192370. The call may also be listened to on the Company’s website www.core-mark.com.

An audio replay will be available for approximately one month following the call by dialing 1-888-843-7419 using the same code provided above. The replay will also be available via webcast at www.core-mark.com for approximately 90 days following the call.

Core-Mark
Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to approximately 43,000 customer locations in the U.S. and Canada through 32 distribution centers (excluding two distribution facilities the Company operates as a third-party logistics provider). Core-Mark services traditional convenience retailers, drug stores, box or supercenter stores, grocery stores, liquor stores and other specialty and small format stores that carry convenience products. For more information, please visit www.core-mark.com.
Contact: Ms. Milton Gray Draper, Director of Investor Relations at 1-650-589-9445 x 3027 or at mdraper@core-mark.com

About Non-GAAP Financial Measures

This press release includes non-GAAP financial measures including diluted EPS excluding LIFO expense, Adjusted EBITDA and remaining gross profit. We believe these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful period to period evaluation. We also believe these measures allow investors to view results in a manner similar to the method used by our management. Management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. These measures may be defined differently than other companies and therefore such measures may not be comparable to ours. We strongly encourage investors and stockholders to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.
Adjusted EBITDA is a measure used by management to measure operating performance. Adjusted EBITDA is also among the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our results to other companies. Adjusted EBITDA is equal to net income adding back net interest expense, provision (benefit) for income taxes, depreciation and amortization, LIFO expense, stock-based compensation expense, net foreign currency transaction gains or losses and pension termination settlement expenses.
Diluted EPS excluding LIFO expense is a measure used by us to measure financial performance. Diluted EPS is also among the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our results to other companies. Remaining gross profit is a non-GAAP financial measure. We provide this metric to segregate the effects of LIFO expense, cigarette and candy inventory holding gains and other items that significantly affect the comparability of gross profit.

We do not provide a reconciliation for non-GAAP estimates on a forward-looking basis (including the information under “Guidance for 2019” above) where we are unable to provide a meaningful calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that would impact the most directly comparable forward-looking GAAP financial measure, that have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted.  For the same reasons, we are unable to address the probable significance of the unavailable information.  Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.
The tables in this press release contain more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.
Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements made pursuant to the safe-harbor provisions of the Exchange Act of 1934 and the Securities Act of 1933. These statements include statements regarding our guidance for 2019 net sales, Adjusted EBITDA, diluted earnings per share, diluted earnings per share excluding LIFO expense, capital expenditures and related disclosures. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. Forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from historical results or those described in or implied by such forward-looking statements.

Factors that might cause or contribute to such differences include, but are not limited to, declining cigarette sales volumes; our dependence on the convenience retail industry for our revenues; our dependence on qualified labor, our senior management and other key personnel; competition in our distribution markets; risks and costs associated with efforts to grow our business through acquisitions; the dependence of some of our distribution centers on a few relatively large customers; manufacturers or retail customers adopting direct distribution channels; fuel and other transportation costs; failure, disruptions or security breaches of our information technology systems; the low-margin nature of cigarette and consumable goods distribution; our reliance on manufacturer discount and incentive programs and cigarette excise stamping allowances; our dependence on relatively few suppliers; product liability and counterfeit product claims and manufacturer recalls of products; our ability to achieve the expected benefits of implementation of marketing initiatives; failing to maintain our brand and reputation; unexpected outcomes in legal proceedings; attempts by unions to organize our employees; increasing expenses related to employee health benefits; changes to minimum wage laws; failure to comply with governmental regulations or substantial changes to governmental regulations; earthquake and natural disaster damage; increases in the number or severity of insurance and claims expenses; legislation, regulations and other matters negatively affecting the cigarette, tobacco and alternative nicotine industry; increases in excise taxes or reduction in credit terms by taxing jurisdictions; potential liabilities associated with sales of cigarettes and other tobacco products; changes to federal, state or provincial income tax legislation; reduction in the payment of dividends; currency exchange rate fluctuations; our ability to borrow additional capital; restrictive covenants in our Credit Facility; and changes to accounting rules or regulations. Refer to the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on March 1, 2019 and Part II, Item 1A, “Risk Factors” of any quarterly report on Form 10-Q for a more comprehensive discussion of these and other risk factors. In addition, please note that the date of this press release is March 1, 2019, and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share and per share data)
(Unaudited)

	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$27.3	$41.6
Accounts receivable, net of allowance for doubtful accounts of $8.3 and $7.3 at December 31, 2018 and December 31, 2017, respectively	403.5	442.3
Other receivables, net	89.4	94.4
Inventories, net	689.0	689.1
Deposits and prepayments	78.8	108.0
Total current assets	1,288.0	1,375.4
Property and equipment, net	229.0	249.0
Goodwill	72.8	72.8
Other intangible assets, net	51.1	59.1
Other non-current assets, net	25.2	26.2
Total assets	$1,666.1	$1,782.5
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$199.8	$169.9
Book overdrafts	49.4	45.3
Cigarette and tobacco taxes payable	297.8	304.5
Accrued liabilities	134.0	124.8
Total current liabilities	681.0	644.5
Long-term debt	346.2	512.9
Deferred income taxes	27.1	27.4
Other long-term liabilities	14.6	16.2
Claims liabilities	30.2	26.3
Total liabilities	1,099.1	1,227.3
Stockholders’ equity:
Common stock, $0.01 par value (150,000,000 and 100,000,000 shares authorized; 52,524,853 and 52,397,668 shares issued; 45,703,705 and 46,165,009 shares outstanding at December 31, 2018 and 2017, respectively)	0.5	0.5
Additional paid-in capital	283.3	276.8
Treasury stock at cost (6,821,148 and 6,232,659 shares of common stock at December 31, 2018 and 2017, respectively)	(90.6)	(75.1)
Retained earnings	381.6	355.1
Accumulated other comprehensive loss	(7.8)	(2.1)
Total stockholders’ equity	567.0	555.2
Total liabilities and stockholders’ equity	$1,666.1	$1,782.5

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net sales	$4,089.7	$4,072.0	$16,395.3	$15,687.6
Cost of goods sold	3,872.7	3,862.6	15,527.8	14,895.9
Gross profit	217.0	209.4	867.5	791.7
Warehousing and distribution expenses	136.4	134.0	540.6	504.1
Selling, general and administrative expenses(1)	61.2	57.8	245.1	224.3
Amortization of intangible assets	2.4	2.5	10.0	8.5
Total operating expenses	200.0	194.3	795.7	736.9
Income from operations	17.0	15.1	71.8	54.8
Interest expense, net	(3.1)	(3.3)	(13.7)	(11.0)
Foreign currency transaction gains (losses), net	1.3	(0.1)	1.8	1.8
Pension termination settlement(1)	—	(17.2)	—	(17.2)
Income (loss) before income taxes	15.2	(5.5)	59.9	28.4
(Provision) benefit for income taxes	(3.1)	16.3	(14.4)	5.1
Net income	$12.1	$10.8	$45.5	$33.5

Earnings per share:
Basic and diluted(2)	$0.26	$0.23	$0.99	$0.72

Weighted-average shares outstanding:
Basic(2)	45.7	46.2	46.0	46.3
Diluted(2)	46.0	46.3	46.1	46.4

(1) In December 2017, the Company settled its qualified defined-benefit pension obligation, which resulted in a non-cash charge related to unrecognized actuarial losses in accumulated other comprehensive income. The pension termination settlement was subsequently reclassified from selling, general and administrative expenses during 2018 as a result of ASU No. 2017-07, Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Benefit Cost.

(2) Basic and diluted earnings per share are calculated based on unrounded actual amounts.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)
	Twelve Months Ended
	December 31,
	2018	2017
Cash flows from operating activities:
Net income	$45.5	$33.5
Adjustments to reconcile net income to net cash provided by operating activities:
LIFO and inventory provisions	25.9	21.3
Amortization of debt issuance costs	0.8	0.8
Stock-based compensation expense	8.2	5.0
Bad debt expense, net	3.6	1.1
Loss (gain) on disposals	0.6	(0.4)
Depreciation and amortization	59.5	54.4
Foreign currency transaction gains	(1.8)	(1.8)
Deferred income taxes	(0.1)	2.0
Pension termination settlement	—	17.2
Changes in operating assets and liabilities:
Accounts receivable, net	29.0	(32.7)
Other receivables, net	4.3	8.0
Inventories, net	(34.4)	(70.5)
Deposits, prepayments and other non-current assets	23.6	(16.9)
Accounts payable	31.0	50.2
Cigarette and tobacco taxes payable	(2.3)	40.7
Claims, accrued and other long-term liabilities	17.8	(18.3)
Net cash provided by operating activities	211.2	93.6
Cash flows from investing activities:
Acquisition of business, net of cash acquired	(2.5)	(169.0)
Additions to property and equipment, net	(20.1)	(48.2)
Capitalization of software and related development costs	(2.0)	(4.4)
Proceeds from sale of property and equipment	0.2	—
Net cash used in investing activities	(24.4)	(221.6)
Cash flows from financing activities:
Borrowings under revolving credit facility	1,769.9	1,708.6
Repayments under revolving credit facility	(1,938.1)	(1,556.4)
Payments of financing costs	—	(1.8)
Payments of capital leases	(3.0)	(2.1)
Dividends paid	(18.9)	(17.2)
Repurchases of common stock	(15.5)	(4.4)
Tax withholdings related to net share settlements of restricted stock units	(1.7)	(3.7)
Increase in book overdrafts, net	4.1	7.4
Net cash (used in) provided by financing activities	(203.2)	130.4
Effects of changes in foreign exchange rates	2.1	(2.5)
Change in cash and cash equivalents	(14.3)	(0.1)
Cash and cash equivalents, beginning of period	41.6	41.7
Cash and cash equivalents, end of period	$27.3	$41.6
Supplemental disclosures:
Cash received (paid) during the period for:
Income taxes, net	$10.1	$(16.7)
Interest paid	$(13.0)	$(9.2)
Non-cash capital lease obligations incurred	$5.0	$16.5
Non-cash indemnification holdback	$—	$5.0
Unpaid property and equipment purchases included in accrued liabilities	$0.1	$1.6

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF DILUTED EARNINGS PER SHARE (U.S. GAAP) TO DILUTED EARNINGS PER SHARE EXCLUDING LIFO EXPENSE (NON-GAAP) AND
SUPPLEMENTAL SCHEDULE FOR ITEMS IMPACTING DILUTED EPS
(In millions, except per share data)
(Unaudited)
	Three Months Ended December 31,			Twelve Months Ended December 31,
	2018(a)(b)	2017(a)(b)	% Change	2018(a)(b)	2017(a)(b)	% Change
Net income	$12.1	$10.8	12.0%	$45.5	$33.5	35.8%
Diluted shares	46.0	46.3		46.1	46.4
Diluted EPS	$0.26	$0.23	13.0%	$0.99	$0.72	37.5%
LIFO expense	0.08	0.10		0.40	0.28
Diluted EPS excluding LIFO expense	$0.34	$0.33	3.0%	$1.39	$1.00	39.0%

Additional Items Impacting Diluted EPS:
Cigarette inventory holding gains(1)	0.05	0.03		0.31	0.21
Cigarette tax stamp inventory holding gains(2)	—	—		0.12	—
Business expansion and integration costs(3)	(0.02)	—		(0.04)	(0.05)
Net OTP tax items(4)	—	0.03		—	0.04
Legal settlement & fees(5)	—	—		(0.05)	—
Pension termination settlement(6)	—	(0.25)		—	(0.22)
Interest expense, net(7)	(0.05)	(0.05)		(0.22)	(0.14)
Foreign exchange gains(8)	0.02	—		0.03	0.02
Tax items(9)	0.03	0.32		0.03	0.36
Tax rate benefit (excluding LIFO expense)(10)	0.02	—		0.26	—
(a) Amounts and percentages have been rounded for presentation purposes and might differ from unrounded results.
(b) The per share impacts of the above items were calculated using a tax rate of 27.6% and 26.0% for the three and twelve months ended December 31, 2018 and 31.6% and 40.2% for the same periods in 2017.

(1) Cigarette inventory holding gains
Cigarette inventory holding gains were $3.1 and $19.6 million for the three and twelve months ended December 31, 2018 versus $2.0 and $16.1 million for the three and twelve months ended December 31, 2017.

(2) Cigarette tax stamp inventory holding gains
Cigarette tax stamp inventory holding gains were $7.4 million for the twelve months ended December 31, 2018.
(3) Business expansion and integration costs
During the three and twelve months ended December 31, 2018, the Company incurred $1.4 and $2.7 million in identifiable business expansion expenses due primarily to integration of acquisitions. During the twelve months ended December 31, 2017, the Company incurred $4.1 million in identifiable business and integration expenses, primarily due to the onboarding of Walmart Inc. and the acquisition of Farner-Bocken.

(4) Net OTP tax items
During the three and twelve months ended December 31, 2017, the Company recognized OTP tax items, net of fees, of $2.3 and $3.3 million related to prior years’ taxes.
(5) Legal settlement & fees
The Company recognized legal settlement costs and related legal fees of $3.0 million during the twelve months ended December 31, 2018.
(6) Pension termination settlement
For both the three and twelve months ended December 31, 2017, the Company recorded a $17.2 million non-cash charge related to the settlement of its defined-benefit pension obligation.
(7) Interest expense, net
Interest expense, net was $3.1 and $13.7 million for the three and twelve months ended December 31, 2018 versus $3.3 and $11.0 million for the three and twelve months ended December 31, 2017.
(8) Foreign exchange gains
Foreign exchange gains were $1.3 and $1.8 million for the three and twelve months ended December 31, 2018. During the twelve months ended December 31, 2017, the Company recognized foreign exchange transaction gains of $1.8 million.

(9) Tax items
During the three and twelve months ended December 31, 2018, the Company recognized an income tax benefit of $1.2 million in both periods, which was due primarily to tax adjustments. During the three and twelve months ended December 31, 2017, the Company recognized a net income tax benefit of $14.6 million and $16.6 million, respectively. The tax benefit for the fourth quarter was related primarily to the remeasurement of deferred taxes associated with the passage of the TCJA. Included in the benefit for the twelve months ended December 31, 2017, was a benefit of $1.5 million related to the excess tax benefits from share-based award payments which were recognized under ASU 2016-09.

(10) Tax rate benefit (excluding LIFO expense)
Primarily as a result of the TCJA, the Company’s tax rate reduced to approximately 27.6% and 26.0% for the three and twelve months ended December 31, 2018, compared to approximately 31.6% and 40.2% for prior periods presented.